Exhibit 5.1

January 30, 2017

Chembio Diagnostics, Inc. 3661 Horseblock Road Medford, New York 11763
Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Nevada counsel to Chembio Diagnostics, Inc., a Nevada corporation (the "Corporation"), in connection with the Corporation's Registration Statement on Form S-3 (File No. 333-_________) (the "Registration Statement") and as filed with the United States Securities and Exchange Commission (the "Commission") on or about the date referenced above under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of up to 291,066 shares of the Corporation's common stock, including the right once outstanding underlying each share of common stock (the "Preferred Share Purchase Right") to purchase one one-thousandth of a share of the Corporation's Junior Participating Preferred Stock, Series D, par value $0.01 per share, in accordance with the Rights Agreement dated as of March 8, 2016, without further amendment or modification to the date hereof (the "Rights Agreement"),  consisting of (i) 261,959 shares which have been issued to the Selling Stockholders (as defined below) and are outstanding (the "Initial Shares"), (ii) up to 7,277 shares that have been issued in the names of the Selling Stockholders and are being held back by the Corporation to satisfy certain indemnification claims and that will be transferred to the Selling Stockholders, if at all, on or after January 9, 2018 (the "Holdback Shares") and (iii) up to 21,830 shares that will become issuable to the Selling Stockholders, if at all, upon the achievement of certain performance goals (the "Milestone Shares," and collectively with the Initial Shares and the Holdback Shares, the "Shares"), which Shares may be sold by certain selling stockholders identified in the Registration Statement (the "Selling Stockholders") from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

In connection therewith, we have examined, and relied upon the accuracy of factual matters contained in: (a) the Articles of Incorporation of the Corporation filed with the Nevada Secretary of State on May 14, 1999, as amended (the "Articles"); (b) the Amended and Restated Bylaws of the Corporation, as amended; (c) resolutions adopted by the Corporation's board of directors authorizing the filing of the Registration Statement with the Commission; (d) the Registration Statement and the exhibits thereto; (e) the prospectus contained within the Registration Statement; and (f) the First Amended and Restated Stock Purchase Agreement, dated December 7, 2016, by and among the Corporation, RVR Diagnostics Sdn Bhd, Magentiren Vajuram and Dr. Avijit Roy (the "Amended Stock Purchase Agreement"). We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

The opinion expressed below is based on the assumption that the Registration Statement, and any amendments or supplements thereto (including any post-effective amendments), has been filed by the Corporation with the Commission and will be effective at the time that any of the Securities are issued, and that persons acquiring the Shares will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Shares.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that:

(i)	the Initial Shares and the Holdback Shares, including the underlying Preferred Share Purchase Rights, have been duly authorized and are validly issued, fully paid and nonassessable; and
(ii)
the Milestone Shares, have been duly and validly authorized and reserved for issuance, and if issued in accordance with the terms of the Amended Stock Purchase Agreement will be duly and validly issued and fully paid and nonassessable, including the underlying Preferred Share Purchase Rights once outstanding, when, as and if: (a) the Board of Directors or any duly appointed committee has taken all necessary corporate action to fix and determine the terms of the Milestone Shares and authorize their issuance and sale in accordance with the Articles and Amended Stock Purchase Agreement, where such authorizations or actions do not violate applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation; (b) certificates representing the Milestone Shares have been manually signed by an authorized officer of the transfer agent and registrar for the common stock and registered by such transfer agent and registrar, and delivered to the applicable parties pursuant to the Amended Stock Purchase Agreement; and (c) the Milestone Shares will continue to be duly and validly authorized on the dates that the Milestone Shares are issued, and, upon the issuance of any of the Milestone Shares, the total number of shares of common stock of the Corporation issued and outstanding, after giving effect to such issuance of such Milestone Shares, will not exceed the total number of shares of common stock that the Corporation is then authorized to issue under its Articles, as amended.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction. Further, with respect to the Preferred Share Purchase Rights, we note the following:

•
This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Corporation's board of directors would be required to redeem or terminate, or take other action with respect to, the Preferred Share Purchase Rights at some future time based on the facts and circumstances existing at that time;

•	The Corporation's board members are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and
•
This opinion addresses the Preferred Share Purchase Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Preferred Share Purchase Rights issued thereunder would result in invalidating such rights in their entirety.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement and any supplement thereto.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP